Exhibit 99

             EDO Revenue up 61 Percent in Second Quarter

      Record Cash Flow of $65 Million Accelerates Debt Reduction

                      Revenue Guidance Increased

    NEW YORK--(BUSINESS WIRE)--Aug. 2, 2007--EDO Corporation (NYSE:
EDO) recorded revenue of $246.0 million in the second quarter of 2007, an increase of 61.4 percent from the $152.4 million recorded in the second quarter of 2006. The revenue increase was due primarily to the acquisitions of CAS Inc and Impact Science & Technology Inc in September of 2006, as well as strong sales of battlefield-communications equipment.

    Net earnings for the quarter were $5.7 million, versus $6.3 million in the prior year's quarter. On a diluted per-share basis, earnings were $0.27 for the second quarter of 2007, versus $0.30 in the second quarter of 2006.

    The second quarter of both years included tax benefits related to the reversal of income-tax reserves. These benefits were $0.5 in the second quarter of 2007 versus $3.7 million in the second quarter of 2006. Because of a change in the timing of director awards, the second quarter of 2007 also included a $0.8 million option expense that was not included in the prior year's quarter. Excluding these adjustments, net earnings were $5.7 million or $0.27 per diluted share in the second quarter of 2007, versus $2.6 million, or $0.14 per share in the prior year's quarter.

    For the six-month period ended June 30, 2007, revenue was $501.4 million, an increase of 84.3 percent from the $272.1 million recorded in the first half of 2006. Net earnings for the first half of 2007 were $11.7 million, more than double the $5.3 million earned in the same period last year. On a diluted per-share basis, earnings were $0.56, versus $0.29 in the first half of 2006.

    "We have continued to execute on our fundamental strategy, and that strategy is generating superior results," said Chief Executive Officer James M. Smith. "Even during the challenging year in 2006, we invested in our counter-IED and other promising technology, and we successfully pursued high-quality acquisitions. As a result, we are accelerating our record of revenue growth that has averaged more than 30 percent annually since 1999.

    "We expect continued strong revenue growth in the second half of 2007, as we begin production under our recently-awarded CREW 2.1 contracts. And as capacity utilization improves, we expect corresponding margin improvement for the remainder of 2007 and into 2008."

    Organic Revenue Growth

    Organic revenue, which excludes revenue from acquisitions owned less than one year, increased by $38.5 million, or 25.3 percent, during the second quarter. This is due primarily to increased revenue from TSM (Transition Switch Module) battlefield-communications equipment and flight-line test systems, partially offset by a decline in electronic-support-measures systems.

    For the six-month period, organic revenue grew by $115.9 million, or 42.6 percent, over the prior year.

    Increased Revenue Guidance

    On May 3, we raised revenue guidance by $90 million to a range of $1,050 million to $1,100 million for 2007, following the competitive award in April of 2,200 "CREW 2.1" counter-IED systems. (CREW is an acronym for electronic equipment that counters radio-controlled IEDs.) On July 16, we received orders for an additional 3,000 CREW 2.1 systems, a portion of which are expected to be delivered in 2007. As a result, EDO is now forecasting revenue of $1,100 million to $1,150 million for 2007.

    Earnings

    Operating earnings in the second quarter of 2007 were $14.5 million, an increase of $8.7 million, or 149 percent over the $5.8 million recorded in the prior year's quarter. The improvement was driven primarily by higher revenue, resulting in better absorption of overhead costs, as well as a corporate-wide effort to reduce controllable expenses.

    As expected, operating earnings are being negatively impacted by unabsorbed overhead costs in two facilities as we prepare for production of CREW devices. This impact will be reversed when
CREW-related revenue begins late in the third quarter.

    Operating earnings in the second quarter were also reduced by acquisition-related retention expense and the timing of stock-option expense. The retention expense was approximately $2.2 million, of which $0.9 million was non-cash expense. As mentioned above, non-cash stock-option expense of $0.8 million was related to options awarded under the 2004 Non-Employee Director Stock Plan. These stock options were awarded primarily in the second quarter of 2007, whereas in 2006 such options were awarded in the first quarter.

    EBITDA, as adjusted, was $23.8 million, or 9.7 percent of revenue in the second quarter of 2007, versus $12.8 million, or 8.4 percent of revenue in the prior year's quarter. Margins are expected to improve further in the fourth quarter, due to increased capacity utilization from CREW production. As a result, we are maintaining our guidance of
10.5 to 11.5 percent margins for the full year.

    (EBITDA - Earnings Before Interest, Taxes, Depreciation, and Amortization - is a generally accepted metric employed by our industry. Our adjustments consist of non-cash ESOP, pension, and acquisition-related retention expenses. These adjustments are identified in detail on the attached reconciliation schedule.)

    Cash Flow

    Cash flow provided by operations in the quarter was $65.3 million, versus a negative $4.1 million in the second quarter of 2006. We collected substantial cash from TSM sales during the second quarter, which was used primarily to reduce short-term debt. In the prior year, working capital needs were increasing as we geared up for initial TSM production, resulting in the negative cash flow during that period.

    As was the case with TSM, initial production under the company's recently awarded CREW 2.1 contracts may require a similar temporary increase in working-capital needs during the second half of 2007. We maintain a $300 million bank line of credit in order to provide for such short-term funding requirements. As of June 30, the money borrowed under this line of credit was $120 million, a reduction of $80 million from the $200 million originally borrowed in September to fund the acquisitions of CAS and IST. We expect to further reduce borrowings under this line of credit to below $100 million by year end.

    Backlog

    The total funded backlog of unfilled orders as of June 30 was $981.3 million, up 11.7 percent from $878.2 million on March 31, and up 61.4 percent from $608.0 million at the end of the second quarter of 2006. The funded backlog as of June 30 does not include the $210 million of new CREW 2.1-related orders received on July 16.

    Funded backlog does not include portions of contracts for which the U.S. government has not yet appropriated funds, nor does it include unexercised options in any contract. Such unfunded contracts and unexercised options add approximately $2.65 billion of potential future revenue, for a total backlog of more than $3.6 billion.

    Conference Call

    EDO will conduct a conference call at 10:30 a.m. EDT on August 2 to review these results in more detail. A live webcast of the conference call, including presentation slides, will be available at www.edocorp.com or www.InvestorCalendar.com. For those who cannot listen to the live webcast, a replay of the call will be available on these websites. There will also be a telephone replay available until August 9. To listen to the telephone replay, dial 1-877-660-6853, account #286, and conference ID #247339 (outside the U.S. dial 1-201-612-7415).

    About EDO Corporation

    EDO designs and manufactures a diverse range of products for aerospace, defense, intelligence, and commercial markets. Major product groups include: Defense Electronics, Communications, Aircraft Armament Systems, Undersea Warfare, Integrated Composite Structures, and Professional and Engineering Services.

    EDO (www.edocorp.com) was founded in 1925, and is headquartered in New York City. The company employs 4,000 people.

    Forward-Looking Statements

    Statements made in this release, including statements about projected revenues, long-term organic revenue growth, projected expenses EBITDA margins, and debt levels, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products and services, product mix, the timing of customer orders and deliveries, changes in the government's funding priorities, the impact of competitive products and pricing, and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.



                   EDO Corporation and Subsidiaries
            Condensed Consolidated Statements of Earnings
               (In thousands, except per share amounts)


                            Three months ended     Six months ended
                            June 30,   June 24,   June 30,   June 24,
                              2007       2006       2007       2006
                           ----------- --------- ----------- ---------
                                (unaudited)           (unaudited)

Net sales                    $246,020  $152,398    $501,436  $272,107

Costs and expenses:
  Cost of sales               191,290   119,657     392,320   210,901
  Selling, general and
   administrative              35,614    23,903      69,327    49,261
  Research and development      2,437     3,006       4,530     6,212
    Acquisition-related
     retention expense          2,151         -       4,303         -
                           ----------- --------- ----------- ---------
                              231,492   146,566     470,480   266,374

                           ----------- --------- ----------- ---------
Operating earnings             14,528     5,832      30,956     5,733

  Interest income                 165     1,101         351     2,122
  Interest expense             (5,600)   (2,237)    (11,776)   (4,661)
  Other, net                       27      (111)        (12)     (257)
                           ----------- --------- ----------- ---------
Non-operating expense, net     (5,408)   (1,247)    (11,437)   (2,796)

                           ----------- --------- ----------- ---------
Earnings before income
 taxes                          9,120     4,585      19,519     2,937

Income tax (expense)
 benefit                       (3,408)    1,686      (7,819)    2,395

                           ----------- --------- ----------- ---------
Net earnings                 $  5,712  $  6,271    $ 11,700  $  5,332
                           =========== ========= =========== =========

Net earnings per common
 share:
  Basic:                     $   0.31  $   0.35    $   0.63  $   0.30
  Diluted:                   $   0.27  $   0.30    $   0.56  $   0.29
                           =========== ========= =========== =========

Weighted average shares
 outstanding
  Basic                        18,661    18,099      18,600    18,055
  Diluted (a)                  25,204    24,468      25,049    18,538
                           =========== ========= =========== =========


Backlog of unfilled orders                         $981,325  $608,034
                                                 =========== =========


(a) Assumes exercise of dilutive stock options. The convertible notes were dilutive in the second quarter of both years, as well as the first half of 2007. They were anti-dilutive in the first half of 2006.




                   EDO Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets
                           ($000's omitted)


                                                   June 30,   Dec 31,
                                                     2007      2006
                                                   -------------------

Assets

Current Assets:
Cash and cash equivalents                          $  19,641 $  25,322
Accounts receivable, net                             215,868   265,298
Inventories                                           70,735    56,255
Deferred income tax asset, net                        12,448    12,160
Prepayments & other                                   10,945    13,682
                                                   -------------------
               Total Current Assets                  329,637   372,717

Property, plant and equipment, net                    59,931    59,109
Goodwill                                             394,879   385,926
Other intangible assets                               89,025   103,776
Deferred income tax asset, net                        17,455     8,291
Other assets                                          18,737    20,003
                                                   -------------------
Total Assets                                       $ 909,664 $ 949,822
                                                   ===================

Liabilities & Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities           $ 117,369 $ 143,908
Borrowings from bank line of credit                  120,000   180,000
Contract advances and deposits                        58,133    44,323
Note payable, current                                  7,766     7,766
                                                   -------------------
            Total Current Liabilities                303,268   375,997

Income taxes payable                                  19,044     4,154
Note payable, long term                               14,533    14,533
Long-term debt                                       201,250   201,250
Post-retirement benefits obligations                  76,982    77,734
Environmental obligation                               1,163     1,198
Other long-term liabilities                               30        40
Shareholders' equity                                 293,394   274,916
                                                   -------------------
Total Liabilities & Shareholders' Equity           $ 909,664 $ 949,822
                                                   ===================




                   EDO Corporation and Subsidiaries
                             SEGMENT DATA
                            (In thousands)


                             Three months ended     Six months ended
                             June 30,  June 24,    June 30,  June 24,
                                2007      2006        2007      2006
                             -------------------   -------------------
                                 (unaudited)           (unaudited)
Net sales:
  Engineered Systems &
   Services                  $119,594  $ 63,795    $235,980  $125,053
  Electronic Systems &
   Communications             126,426    88,603     265,456   147,054
                             -------------------   -------------------
                             $246,020  $152,398    $501,436  $272,107
                             ===================   ===================

Operating earnings:
  Engineered Systems &
   Services                  $  9,278  $  1,636    $ 18,567  $  3,344
  Electronic Systems &
   Communications               5,250     4,196      12,389     2,389
                             -------------------   -------------------
                               14,528     5,832      30,956     5,733

Net interest expense           (5,435)   (1,136)    (11,425)   (2,539)
Other, net                         27      (111)        (12)     (257)
                             -------------------   -------------------

Earnings before income taxes $  9,120  $  4,585    $ 19,519  $  2,937
                             ===================   ===================




                   EDO Corporation and Subsidiaries
                        Calculation of EBITDA
               (In thousands, except per share amounts)

                              Three months ended    Six months ended
                              June 30,   June 24,  June 30,   June 24,
                                2007       2006      2007       2006
                             ----------- -------- ----------- --------
                                 (unaudited)          (unaudited)

Net earnings before income
 taxes                         $  9,120  $ 4,585    $ 19,519  $ 2,937

Interest expense                  5,600    2,237      11,776    4,661
Interest (income)                  (165)  (1,101)       (351)  (2,122)
                             ----------- -------- ----------- --------
Net interest expense              5,435    1,136      11,425    2,539

Depreciation                      3,509    2,958       7,018    5,736
Amortization                      2,586    1,800       5,151    3,414
                             ----------- -------- ----------- --------
Total depreciation &
 amortization                     6,095    4,758      12,169    9,150

                             ----------- -------- ----------- --------
EBITDA                           20,650   10,479      43,113   14,626

Acquisition-related
 retention expense (non-
 cash)                              852        -       1,704        -
ESOP compensation expense         1,474    1,149       2,484    2,335
Pension expense                     812    1,194       1,623    2,388
                             ----------- -------- ----------- --------
EBITDA, as adjusted            $ 23,788  $12,822    $ 48,924  $19,349

Diluted shares outstanding *     19,317   18,581      19,162   18,538

EBITDA, as adjusted, per
 share *                       $   1.23  $  0.69    $   2.55  $  1.04
                             =========== ======== =========== ========


* Excludes potential impact of subordinated note conversion.


                        Summary of Cash Flows
                            (In thousands)

                              Three months ended    Six months ended
                              June 30,   June 24,  June 30,   June 24,
                                2007       2006      2007       2006
                             ----------- -------- ----------- --------
                                 (unaudited)          (unaudited)

Cash provided (used) by
 operations                    $ 65,335  $(4,105)   $ 70,702  $ 9,912

Cash (used) by investing
 activities                    $ (5,114) $(4,317)   $(17,233) $(9,541)

Cash provided (used) by
 financing activities          $(40,580) $    27    $(59,150) $   (10)
                             ----------- -------- ----------- --------
                               $ 19,641  $(8,395)   $ (5,681) $   361
                             =========== ======== =========== ========




                   EDO Corporation and Subsidiaries
                       GUIDANCE DATA ESTIMATES


                                                 Fiscal 2007
                                       -------------------------------

Revenue range                          $1,100 million - $1,150 million

Pension expense                        $3.2 million

Acquisition-related retention expense  $8.0 million

Effective tax rate (Fed & State)       40%
 (excluding adjustments to tax
  reserves)

EBITDA, as adjusted, margin            10.5% - 11.5%
 (see reconciliation table on
  previous page)

ESOP shares issued per quarter         55,700

Average diluted shares outstanding*:
  - If Note conversion is NOT          18.7 million
   dilutive
  - If Note conversion is dilutive     25.2 million



* "If-converted method" (FAS 128) to determine diluted EPS:
(Shares to be issued if 4.00% Notes are converted at $34.19/share would be 5,886,422.)

- Quarterly Dilution Test
Since the after-tax interest on Notes reduces Net Earnings by $1,187,375 per quarter, the decision point for the dilution test is $1,187,375 / 5,886,422, or $0.20 per share.
When basic EPS for a quarter are more than $0.20, the impact of the
 Notes is dilutive.
The Notes were dilutive to EPS in the second quarter of 2007 and 2006.

- Annual Dilution Test
Since the after-tax interest on Notes reduces Net Earnings by $4,749,500 per year, the decision point for the dilution test is $4,749,500 / 5,886,422, or $0.81 per share.
When basic EPS for the year are more than $0.81, the impact of the
 Notes is dilutive.
The Notes were not dilutive to EPS in the 2006 full year.

Based on current projections, the Notes are expected to be dilutive for the 2007 full year. If so, the EPS calculation will be based on about 25.2 million shares.

This table contains estimates based on management's current
 expectations.
This information is forward-looking, and actual results may differ materially.


    CONTACT: EDO Corporation
             William A. Walkowiak, CFA, 212-716-2038
             Vice President of Investor Relations
             ir@edocorp.com
             or
             Sara Banda, 212-716-2071
             Media Relations
             media@edocorp.com